EXHIBIT 21.1

SUBSIDIARIES OF GLOBAL MOBILETECH, INC.

The following represents a list of Global MobileTech, Inc’s subsidiaries:

Name

Ownership

State of Incorporation

Trevenex Acquisitions, Inc.

100%

Nevada

(wholly owned subsidiary)

Info-Accent Sdn Bhd

100%

Malaysia

(wholly owned subsidiary

 of Trevenex Acquisitions, Inc.)